Exhibit 10.2
CABLE ONE, INC.
2025 EXECUTIVE SEVERANCE PLAN
By execution of this document, Cable One, Inc., a Delaware corporation (the “Company”), adopts the Cable One, Inc. 2025 Executive Severance Plan (the “Plan” or this “Plan”) effective as of July 29, 2025. The purpose of the Plan is to provide severance benefits to eligible employees whose employment with the Company and its Affiliates (as defined below) terminates upon the circumstances set forth below.
SECTION 1
DEFINITIONS
Unless a clearly different meaning is required by the context in which the word or phrase is used, capitalized terms used in this Plan are defined in Exhibit A hereto.
SECTION 2
ELIGIBILITY AND PARTICIPATION
The “Participants” in the Plan shall include each Eligible Executive who has executed and delivered to the Company a written acknowledgement substantially in the form attached hereto as Exhibit B no later than 30 business days following the delivery of such written acknowledgement to the Eligible Executive.
SECTION 3
QUALIFYING EVENT
A Participant shall be entitled to Severance Benefits only if the Participant’s employment is terminated due to a Qualifying Event and the Participant complies with all of the provisions of this Plan, including, without limitation, the requirement that the Participant timely sign, deliver and not revoke a Release pursuant to Section 5.5. A “Qualifying Event” includes any one of the following:
(a)the Company’s termination of the Participant’s employment without Cause (including, for the avoidance of doubt, due to the Company’s elimination of the Participant’s position); or
(b)the Participant’s voluntary termination of employment for Good Reason.
No termination of employment described in this Section 3 constitutes a “Qualifying Event” unless such termination of employment also constitutes a Separation from Service. For the avoidance of doubt, a Participant will not be entitled to Severance Benefits if the Participant’s employment is terminated for reasons other than a Qualifying Event, including, without limitation, voluntary retirement, death, Disability, a voluntary resignation without Good Reason, or a termination for Cause.

SECTION 4
TERMINATION PROCEDURES
A Participant will receive advance written notice of a termination by the Company in connection with a Qualifying Event when practicable, but in no event is advance written notice required.
SECTION 5
SEVERANCE BENEFITS
5.1    Description of Severance Benefits for All Participants. Upon a Qualifying Event, and, subject to the Participant’s compliance with all of the provisions of this Plan including, without limitation, the requirement that the Participant sign, deliver and not revoke a Release pursuant to Section 5.5 within the periods specified in the Release, then, based on the Participant’s position with the Company at the time of his or her Separation from Service, the Participant will be entitled to receive the Severance Benefits corresponding to his or her position level as set forth in Exhibit C hereto, except as otherwise provided in this Section 5.
5.2    Withholding of Taxes and Other Required Deductions. The Company will withhold from any amounts payable under this Plan all federal, state, local or other tax withholding obligations and other deductions that are legally required to be withheld, as the Plan Administrator determines in its discretion.

5.3    Relation to Other Severance Programs or Payments. Severance Benefits are not intended to duplicate other comparable post-termination payments or benefits under any plan, program, policy or agreement between the Participant and the Company or any Affiliate, regardless of the event triggering such payments or benefits, or under applicable law (such as the Worker Adjustment and Retraining Notification Act of 1988). Should such payments or benefits be due, the Participant’s Severance Benefits will be treated as having been paid to satisfy such payments or benefits (to the extent payable by the Company or any Affiliate) or will be reduced by such payments or benefits. In the event of Change of Control (as defined in the CIC Severance Plan), if a Participant’s termination of employment would result in such Participant being eligible to receive severance benefits under the CIC Severance Plan in accordance with the terms thereof, then the Participant shall not be eligible for benefits (including the Severance Benefits) under this Plan. In either case, the Plan Administrator in its sole and exclusive judgment will determine how to apply this provision and may override this or other provisions in this Plan in doing so; provided, however, that such provision will be applied in a manner compliant with Section 409A of the Code (“Section 409A”), as determined by the Plan Administrator in its discretion. No Severance Benefits will be payable under this Plan to an employee who is entitled to receive severance benefits under an employment agreement or other agreement with the Company or any Affiliate unless such employment agreement or other agreement specifically states otherwise. For the avoidance of doubt, this Plan shall not supersede, amend, modify, reduce, limit or otherwise detract from any accelerated or special vesting provisions contained in any equity award agreements by and between the Company or any Affiliate and any Participant, except as specifically provided in Exhibit C.
5.4    Potential Limitations on Severance Benefits and Payments.
(a)Best Net. Notwithstanding anything in this Plan to the contrary, if the Severance Benefits received or to be received by a Participant under this Plan or any other plan, arrangement or agreement (all such payments referred to herein, the “Parachute Payments”) constitute “parachute payments” within the meaning of Code Section 280G and would, but for this Section 5.4, be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then, prior to making the Parachute Payments, a calculation will be made comparing (x) the Net Benefit (as defined below) of the Parachute Payments to the Participant after payment of the Excise Tax to (y) the Net Benefit to the Participant if the Parachute Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (x) above is less than the amount under (y) above will the Parachute Payments be reduced to the minimum extent necessary to ensure that no portion of the Parachute Payments is subject to the Excise Tax. “Net Benefit” means the present value of the Parachute Payments, net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 5.4 will be made in a manner determined solely by the Company that is consistent with the requirements under Section 409A of the Code.
(b)Repeal. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section 5.4 will be of no further force or effect. Moreover, if the provisions of Sections 280G and 4999 of the Code do not apply to impose the Excise Tax on payments under this Plan, then the provisions of this Section 5.4 will not apply.

5.5    Release and Waiver. Notwithstanding any other provision of this Plan to the contrary, the right of a Participant to receive the Severance Benefits will be subject to the execution and non-revocation by the Participant of a release and waiver of all claims (the “Release”) substantially in the form attached hereto as Exhibit D. The Participant will generally receive the Release on the Participant’s last day of employment and in no event more than 7 days following the Participant’s last day of employment. To receive Severance Benefits under this Plan, the Participant must sign and return the Release within the 21- or 45-day (as applicable) period specified in the Release and then refrain from revoking the Release within the 7-day revocation period described in the Release; provided, however, the foregoing time period to review the Release may be shorter and there may be no revocation right if the Participant is under age 40. If for any reason the Release fails to become effective and irrevocable in accordance with its terms within 60 days of the Qualifying Event, the Participant shall forfeit any and all rights to the Severance Benefits.
5.6    Accrued Benefits. Upon the termination of the Participant’s employment for any reason (whether or not such termination is a Qualifying Event and regardless of whether the Participant signs and executes a Release in accordance with Section 5.5), the Participant will be entitled to receive (a) any earned but unpaid base salary, (b) any vested employee benefits in accordance with the terms of the applicable employee benefit plan or program, (c) any annual bonus amounts to which the Participant is entitled for years that ended on or prior to the date of termination, (d) any award that is or becomes vested and remains outstanding and not forfeited, notwithstanding such termination, in accordance with any equity plan and the Participant’s applicable award agreement thereunder and (e) any reasonable business expenses and disbursements incurred by the Participant prior to his or her termination of employment, which will be reimbursed in accordance with the Company’s standard policies and procedures.
SECTION 6
FORFEITURE OF SEVERANCE BENEFITS; RESTRICTIVE COVENANTS
6.1    Reaffirmation. By participating in this Plan, each Participant acknowledges and reaffirms his or her obligation to comply with all of the restrictive covenants set forth in the Company’s Clawback Policy, or in any equity award agreement or any other agreement between the Participant and the Company, in each case, as such restrictive covenants may be amended from time to time.
6.2    Violation of the Clawback Policy. Notwithstanding any other provision of this Plan, if it is determined by the Company that a Participant has violated the Clawback Policy or any other contractual obligation to the Company or an Affiliate (including, without limitation, any confidentiality, non-disclosure, non-competition, non-solicitation, return of Company property or other restrictive covenant), the Participant shall be required to repay to the Company an amount equal to the economic value of all Severance Benefits already provided to the Participant under this Plan, and the Participant shall forfeit all unpaid benefits under this Plan. Additional forfeiture provisions may apply under other policies of the Company or other agreements between a Participant and the Company, and any such forfeiture provisions shall remain in full force and effect.

6.3    Remedies Cumulative. All remedies afforded the Company under this Plan are cumulative in nature and in no way limit the remedies available to the Company under any other Company plan, program, policy or agreement. The remedies under this Plan are also available to the Company in addition to every other remedy provided by law, including but not limited to the ability to seek injunctive relief and money damages.
SECTION 7
EMPLOYMENT STATUS AND RIGHTS
7.1    Employment Status. This Plan does not constitute a contract of employment or impose on the Company any obligation to retain the Participant as an employee, to change the status of the Participant’s employment or to change the Company’s policies regarding termination of employment. Unless otherwise provided in a written contract with the Company, the Participant remains an at-will employee of the Company.
7.2    Includable Compensation. Severance Benefits shall not be counted as “compensation” for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein. Except as otherwise specifically provided for in this Plan, a Participant’s rights and benefits under any of the Company’s other benefit plans, programs, policies and agreements continue to be subject to the respective terms of those plans, programs, policies and agreements.

SECTION 8
TYPE OF PLAN
This Plan is intended to be, and shall be interpreted as, an unfunded employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) for a select group of management or highly compensated employees (within the meaning of Section 2520.104-24 of Department of Labor Regulations).
SECTION 9
SUCCESSORS AND ASSIGNMENTS
9.1    Assumption Required. This Plan shall bind any successor to the Company, or to substantially all of its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and to agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
9.2    Assignment. This Plan shall inure to the benefit of and shall be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount would still be payable to the Participant under this Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant’s estate. A Participant’s rights under this Plan shall not otherwise be transferable or subject to lien or attachment.

SECTION 10
AMENDMENT AND TERMINATION
The Board may amend or terminate this Plan at any time, subject to the following exceptions: (a) no amendment or termination of the Plan shall impair or abridge the obligations of the Company already incurred (except that no such obligation exists until there has been a Qualifying Event with respect to a particular Participant); (b) no amendment or termination of the Plan shall affect the rights under the Plan of a Participant (including such Participant’s rights to receive Severance Benefits hereunder) who incurs both a Qualifying Event and a Separation from Service; and (c) notwithstanding the foregoing, the Plan may be amended at any time and from time to time by the Company to reflect changes necessary due to revisions to, or interpretations of, ERISA, the Code, or any other provision of applicable state or federal law and no amendment may be made if it will result in a violation of Section 409A and any such amendment shall at no time have any legal validity.
The form of any amendment or termination of this Plan shall be a written instrument signed by a duly authorized officer of the Company, certifying that the amendment or termination has been approved in accordance with this Section 10.
SECTION 11
GOVERNING LAW, JURISDICTION AND VENUE, ARBITRATION
This Plan is intended to qualify for the “top hat” exception to most of the requirements of ERISA and it shall be interpreted and administered consistent with that intent. To the extent state law is applicable, this Plan shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.
Any dispute or claim relating to or arising out of the employment relationship between the Participant and the Company or the termination of that relationship that is not subject to the claims procedure described in Exhibit E hereto shall be resolved by confidential, binding arbitration in Phoenix, Arizona, before, and in accordance with the rules then obtaining of, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Any arbitration conducted pursuant to the terms of this Plan shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16), as amended, modified or supplemented from time to time (the “FAA”).

For the purposes of any suit, action, or other proceeding arising out of this Plan or with respect to a Participant’s employment with the Company that is not otherwise subject to arbitration as described in this Section 11 or the claims procedure set forth in Exhibit E hereto, each Participant: (a) agrees to submit to the exclusive jurisdiction of the federal or state courts located in Phoenix, Arizona; (b) waives any objection to personal jurisdiction or venue in such jurisdiction, and agrees not to plead or claim forum non conveniens; and (c) waives his or her respective rights to a jury trial of any claims and causes of action, and agrees to have any matter heard and decided solely by the court.
SECTION 12
VALIDITY AND SEVERABILITY
The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provision shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 13
ADMINISTRATION
13.1    Administration. The Plan Administrator has all power and authority necessary or convenient to administer this Plan, including, but not limited to, the exclusive authority and discretion: (a) to construe and interpret this Plan; (b) to decide all questions of eligibility for and the amount of benefits provided under this Plan; (c) to prescribe procedures to be followed and the forms to be used by the Participants pursuant to this Plan; and (d) to request and receive from all Participants such information as the Plan Administrator determines is necessary for the proper administration of this Plan. All actions taken and all determinations made by the Plan Administrator will be final and binding on all persons claiming any interest in or under this Plan.
13.2    Claims Procedures. Claims for benefits under the Plan must be initiated through the claims procedures set forth in Exhibit E hereto.
SECTION 14
CODE SECTION 409A
14.1    Ban on Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Plan be subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A.
14.2    No Elections. No Participant has any right to make any election regarding the time or form of any payment due under this Plan, nor may any Participant elect to receive cash or any other allowance in lieu of the Severance Benefits described in this Plan. Similarly, a Participant may not elect the taxable year in which a payment will be made pursuant to this Plan.

14.3    Compliance with Section 409A. This Plan shall be operated in compliance with Section 409A and each provision of this Plan shall be interpreted, to the extent possible, to either comply with Section 409A or to qualify for an exception to the requirements of Section 409A. To the extent that a Participant becomes entitled to receive Severance Benefits under the terms of the Plan, and, at the time of the Participant’s Separation from Service, he or she is a Specified Employee (as defined in Treasury Regulation Section 1.409A-1(i)), any portion of the Severance Benefits payable to such Participant that is subject to Section 409A and applicable guidance thereunder shall be paid on the date that is 6 months following the date of the Participant’s Separation from Service. In the event of such delayed payment, the Company will then pay the Participant a lump sum amount equal to the sum of the Severance Benefits that would otherwise have been paid prior to the delay and pay any remaining amounts of the Severance Benefits in accordance with the applicable payment schedules as described in Exhibit C. For purposes of Section 409A, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). In no event will payment of any benefits under this Plan be made prior to a Participant’s Separation from Service or prior to the effective date of the Release. If the Company determines that all or a portion of the benefits provided under the Plan are subject to Section 409A, and if the Release consideration period and revocation period set forth therein spans two calendar years, such benefits shall commence in the second calendar year. Although this Plan has been designed to comply with Section 409A or to fit within an exception to the requirements of Section 409A, the Company specifically does not warrant such compliance. Each Participant is fully responsible for any and all taxes or other amounts that may be imposed by Section 409A, Section 4999 or any other provision of the Code.
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (a) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit; (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (c) such payments will be made on or before the last day of a Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

Exhibit A
Definitions
(a)“Affiliate” means: (1) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company; and/or (2) any entity in which the Company has a significant equity interest, in either case as determined by the Compensation Committee.
(b)“AIP Target Bonus” means the Participant’s target annual cash incentive bonus opportunity for the year in which the Participant experiences a Qualifying Event (without pro-ration and without giving effect to any reduction of such target opportunity giving rise to such Participant’s right to a resignation for Good Reason (as applicable)).
(c)“Base Salary” means the Participant’s annualized wages or annual base salary (as applicable) as in effect immediately prior to such Participant experiencing a Qualifying Event (without giving effect to any reduction of such wages or base salary giving rise to the Participant’s right to a resignation for Good Reason (as applicable)), regardless of whether any such amounts are deferred and excluding all bonus, overtime, commissions, incentive, health and other forms of variable compensation, and amounts designated by the Company as payment toward reimbursement of expenses.
(d)“Board” means the board of directors of the Company.
(e)“By-laws” means the Amended and Restated Bylaws of the Company, as may be amended from time to time.
(f)“C-Suite Officer” means the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or the Chief People Officer of the Company, and any other “c-suite” officer of the Company as may be designated by the Compensation Committee (in its sole discretion) from time to time as a “C-Suite Officer” under the Plan.
(g)“Cause” shall have the meaning assigned such term (or term of like import) in any employment or other individual agreement between the Participant and the Company or one of its Affiliates, or, if such Participant is not party to any such agreement or if such term (or term of like import) is not included in such agreement, means the occurrence of any of the following events: (1) the Participant’s commission of fraud, misappropriation, dishonesty, theft, embezzlement or intentional misuse of Company funds or property; (2) the Participant’s failure to substantially perform his or her duties to the Company; (3) the Participant’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; (4) any willful act, or failure to act, by the Participant in bad faith to the material detriment of the Company; (5) the Participant’s material noncompliance with Company policies and guidelines, including misconduct, or the grossly negligent failure to supervise an employee who engaged in misconduct, that resulted in a material violation of Company policies and guidelines for which there was a significant negative impact on the Company’s financial or operating results, market capitalization, share price or reputation; or (6) the Participant’s material breach of any restrictive covenant provision contained in any agreement between the Participant and the Company; provided that in cases where the Company, in its sole discretion, determines that a cure opportunity is appropriate, the Participant shall first be provided a 15-day cure period. If, subsequent to the Participant’s termination of employment with the Company or one of its Affiliates for any reason other than for Cause, the Company determines in good faith that the Participant’s employment could have been terminated by the Company or applicable Affiliate for

Cause, then, at the election of the Company, the Participant’s employment will be deemed to have been terminated for Cause as of the date the events giving rise to Cause occurred.
(h)“CIC Severance Plan” means the Company’s 2022 Senior Executive Severance Pay Plan, as may be amended from time to time.
(i)“Clawback Policy” means the Clawback Policy of the Company adopted by the Board effective January 1, 2019, as amended effective November 16, 2023, and as may be amended from time to time.
(j)“COBRA” means the Comprehensive Omnibus Budget Reconciliation Act of 1985, as amended, or any successor statute thereto, and the regulations promulgated thereunder.
(k)“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto, and the regulations promulgated thereunder.
(l)“Compensation Committee” means the Compensation and Talent Management Committee of the Board, or such Committee’s designee.
(m)“Covered Equity Awards” means, together (as applicable), the unvested portion of the Participant’s restricted stock awards, restricted stock units and performance-based restricted stock units (“PSUs”), in each case, that (1) were granted to the Participant prior to January 1, 2026 and (2) are outstanding as of immediately prior to the applicable Qualifying Event.
(n)“Disability” shall have the meaning assigned to such term (or term of like import) in any employment or other individual agreement between the Participant and the Company or one of its Affiliates, or, if the Participant is not a party to any such agreement or if such term (or term of like import) is not included in such agreement, means the Participant’s absence from employment due to physical or mental condition, illness or injury for a period of 180 consecutive business days.
(o)“Eligible Executive” means any C-Suite Officer, Senior Vice President or Vice President of the Company.
(p)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto, and the regulations promulgated thereunder.
(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute thereto, and the regulations promulgated thereunder.

(r) “Good Reason” shall have the meaning ascribed to such term (or term of like import) in any employment or other individual agreement between the Participant and the Company or one of its Affiliates, or, if such Participant is not party to any such agreement or if such term (or term of like import) is not included in such agreement, means the occurrence of any of the following events, without a Participant’s prior written consent, that is not cured by the Company within 90 days after receipt of written notice from the Participant of such event: (1) a material reduction in the Participant’s Base Salary or AIP Target Bonus opportunity, or (2) a change to the location of the Participant’s principal place of employment that is more than 50 miles from his or her principal place of employment on the date hereof. Good Reason shall not exist unless the Participant notifies the Company of the condition giving rise to Good Reason within 60 days of the initial occurrence thereof. In cases where cure is possible, the Company shall be provided a 90-day cure period, and, if such circumstances are not cured by the expiration of such cure period, the Participant may resign for Good Reason within three months following the end of the cure period, but if such circumstances are cured within the cure period or if the Participant does not resign for Good Reason within three months following the end of the cure period, such circumstances will not be deemed to constitute Good Reason.
(s)“Participant” has the meaning set forth in Section 2.
(t)“Plan Administrator” means the Compensation Committee or its designee.
(u)“Qualifying Event” has the meaning set forth in Section 3.
(v)“Release” has the meaning set forth in Section 5.5.
(w)“Senior Vice President” means any person designated as a senior vice president of the Company in accordance with the By-laws.
(x)“Separation from Service” has the meaning ascribed to it in Treasury Regulation Section 1.409A-1(h) (applying the default rules of Treasury Regulation Section 1.409A-1(h)).
(y)“Severance Benefits” means the applicable severance benefits payable to a Participant in accordance with Exhibit C, subject to Section 5 of the Plan.
(z)“Vice President” means any person designated as a vice president of the Company in accordance with the By-laws, including, without limitation, any person designated to have the title of “vice president” but who is not deemed to be an officer of the Company pursuant to Article V of the By-laws, as such Article may be amended from time to time.

Exhibit B
CABLE ONE, INC.
2025 EXECUTIVE SEVERANCE PLAN
Acknowledgement Form
Cable One, Inc., a Delaware corporation (the “Company”), is making the attached 2025 Executive Severance Plan (the “Plan”) available to certain executives of the Company for participation to the extent provided under the Plan. To be eligible to receive Severance Benefits (as defined in the Plan) upon a Qualifying Event (as defined in the Plan), you must meet all of the eligibility requirements set forth in the Plan, including, without limitation, executing and delivering the Release (as defined in the Plan) to the Company within the applicable time period set forth therein and not revoking the Release such that it becomes effective in accordance with its terms. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Plan.
By signing this Acknowledgement Form, you acknowledge and agree that:
1.You have received, read and reviewed a copy of the Plan, including, without limitation, Sections 6, 7 and 11 of the Plan and the exhibits thereto (including, without limitation Exhibit C).
2.    You agree to be bound by, and comply with, all of the provisions of the Plan.
3.    Subject to the terms of the Plan, you acknowledge and agree that (i) a violation of the Clawback Policy will result in the forfeiture of the opportunity to receive any future Severance Benefits under the Plan and that, in the event of a violation, you will be required to repay to the Company any amounts received under the Plan and (ii) with respect to your Covered Equity Awards, the treatment set forth in Exhibit C of the Plan (including, for PSUs, the performance level at which such PSUs with vest), shall supersede the vesting provisions of the applicable award agreement in the event you experience a termination of your employment by the Company without Cause or you resign for Good Reason.
To accept the terms of this Acknowledgement Form and the Plan, please sign and date this Participation Notice in the space provided below and return it to the Company’s General Counsel no later than _________, ____.

Signature:
Printed Name:
Title:
Date:
B-1

Exhibit C
Schedule of Severance Benefits
Subject to the terms of the Plan, upon a Participant experiencing a Qualifying Event, such Participant will be eligible to receive the Severance Benefits corresponding to such Participant’s position level in accordance with the following table:

Position Level	Cash Severance	Equity Awards	AIP Target Bonus	H&W Benefits
C-Suite Officers and Senior Vice Presidents
A cash payment equal to the Participant’s Base Salary for an 18-month period, payable in a lump sum on the first payroll date after the Participant’s Release becomes irrevocably effective, but in no event later than March 15th of the calendar year following the year in which such Qualifying Event occurs

Notwithstanding anything to the contrary in the applicable award agreement (unless such agreement provides that the terms of the Plan do not apply with respect thereto), each Covered Equity Award will immediately vest in full (without proration) upon the Participant experiencing a Qualifying Event that is also a Separation from Service; provided that each Covered Equity Award that is a PSU will vest (i) at target level if such Qualifying Event is on or prior to the final day of the applicable performance period or (ii) based on actual performance (as determined by the Company) if such Qualifying Event is after the final day of the applicable performance period and prior to the Determination Date (as defined in the applicable award agreement)
Any Covered Equity Award that vests in accordance with the foregoing will be settled within 60 days of the date of the Qualifying Event (but no later than March 15 of the calendar year following the calendar year in which such Qualifying Event occurs) or, if such Covered Equity Award constitutes “deferred compensation” under Section 409A, on the earliest permissible date under the applicable award agreement that is in compliance with the requirements of Section 409A
Equity awards held by the Participant (other than the Covered Equity Awards) will be treated in accordance with the terms and conditions of the applicable award agreement and plan document

A cash amount equal to the AIP Target Bonus, payable in a lump sum on the later of (i) the same time such bonuses are paid to the other employees of the Company in accordance with the terms of the applicable plan or program and (ii) the first payroll date after the Participant’s Release becomes irrevocably effective; provided that such later date shall in no event be later than March 15th of the calendar year following the year in which such Qualifying Event occurs

A cash amount equal to 18 times the monthly premium required to be paid by the Participant to continue the Participant’s group health care coverage, calculated based on the monthly COBRA premium in effect as of immediately prior to the Qualifying Event, payable in a lump sum on the first payroll date after the Participant’s Release becomes irrevocably effective, but in no event later than March 15th of the calendar year following the year in which such Qualifying Event occurs

Vice Presidents	Same as above, except 18 months is replaced with 9 months	Same as above	Same as above	Same as above, except 18 is replaced with 9
C-1

Exhibit D
General Release of Claims
This General Release of Claims (this “Agreement”) is entered into by [●] (the “Executive”) and Cable One, Inc., a Delaware corporation (the “Company”), effective as of [●], 20[●], but subject to the Executive’s right to revoke this Agreement as set forth in Section 5, below. In consideration of the promises set forth herein, the Executive and the Company agree as follows:
1.Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to them in the Cable One, Inc. 2025 Executive Severance Plan (the “Plan”).
2.Background. The Executive is a Participant in the Plan and is eligible for the benefits described in the Plan if the Executive experiences a Qualifying Event and Executive, among other things, signs (and does not revoke) this Agreement.
3.General Release and Waiver of Claims. Having consulted with counsel, the Executive, on behalf of himself or herself and each of his or her heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, and including the Executive, the “Releasors”), hereby irrevocably and unconditionally releases and forever discharges the Company, its subsidiaries and Affiliates and each of their respective officers, employees, directors, members, stockholders, parents, subsidiaries and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, attorneys’ fees, enhanced or liquidated damages, penalties, fines, settlements, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law that the Releasors may have, or in the future may possess, whether known or unknown, arising out of the Executive’s employment relationship with and service as an employee, officer or director of the Company or any parents, subsidiaries or other affiliated companies and the termination of such relationship or service; provided, however, that the Executive does not release, discharge or waive any rights to: (a) payments and benefits provided under the Plan; and (b) any indemnification rights the Executive may have in accordance with applicable law or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer, if applicable, and employee of the Company. This Section 3 does not apply to any Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”), or any other Claims that may not be released as a matter of law. Claims arising under ADEA are addressed in Section 5, below.

The Executive acknowledges that he or she may hereafter discover Claims or facts in addition to or different from those that the Executive now knows or believes to exist with respect to the subject matter of this release and that, if known or suspected at the time of executing this release, may have materially affected this release or the Executive’s decision to enter into it. Nevertheless, the Executive, on behalf of himself or herself and the other Releasors, hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.
4.The Company reserves the right to modify the language in this Release based on legal developments and evolving best practices. If any Participant resides in California at the time of termination, the Company reserves the right to incorporate language addressing Section 1542 of the California Civil Code.
5.ADEA. In further consideration of the payments and benefits provided to the Executive under this Agreement, the Executive, on behalf of himself or herself and the other Releasors, hereby unconditionally releases and forever discharges the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date the Executive signs this Agreement. By signing this Agreement, the Executive hereby acknowledges and confirms the following: (a) the Executive was advised by the Company in connection with his or her termination to consult with an attorney of his or her choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (b) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his or her choosing with respect thereto; (c) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (d) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that he or she has 7 days following the date on which he or she signs this Agreement within which to revoke this Agreement, by providing the Company with a written notice of his or her revocation of this Agreement.
6.No Assignment. The Executive represents and warrants that he or she has not assigned any of the Claims being released under this Agreement. The Company may assign this Agreement, in whole or in part, to any Affiliate or any successor in interest to the Company.

7.Proceedings. The Executive has not filed, and, except as provided in this Section 7, the Executive agrees not to initiate or cause to be initiated any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his or her employment or the termination of employment, other than with respect to the obligations of the Company to the Executive under the Plan or any indemnification rights the Executive may have as described in Section 3 (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he or she may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding. This Section 7 shall not preclude the Executive from filing any complaint, charge, claim or proceeding challenging the validity of the Executive’s waiver of Claims arising under ADEA. However, both the Executive and the Company confirm their belief that the Executive’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived. The Executive further acknowledges that he or she is not waiving and is not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission, National Labor Relations Board or any other government agency prohibiting waiver of such right; provided, however, that the Executive hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation, excepting only any benefit or remedy to which the Executive is or becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. This Agreement is not intended to, and shall be interpreted in a manner that limits or restricts Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).
8.Severability. In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.
9.No Admission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

10.Governing Law; Forum; Disputes. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The dispute resolution and forum selection provisions of Section 11 of the Plan shall apply to this Agreement and are incorporated herein by reference.
11.Restrictive Covenants. The Executive acknowledges and agrees that a violation of the restrictive covenants set forth in the Company’s Clawback Policy or in any equity award agreement or any other agreement between the Participant and the Company (including, without limitation, any confidentiality, non-disclosure, non-competition, non-solicitation, return of Company property or other restrictive covenant), in each case, as such restrictive covenants may be amended from time to time, will result in the forfeiture of the opportunity to receive any unpaid Severance Benefits and that the Executive will be required to repay to the Company any amounts received under the Plan.

The Company and Executive have executed this Agreement as of the date set forth above.
                            Cable One, Inc.
                            By: __________________________
                            Name: [●]
                            Date: [●]

                            Executive
                            By: __________________________
                            Name: [●]
                            Date: [●]

Exhibit E
Claims Procedures
Section 1.
(a)Initial Claim. A claim for benefits under the Plan must be submitted in writing to the Chief People Officer (or other Company officer in charge of the Company’s human resources function) or such person’s designee (the “Claims Administrator”).
(b)Notice of Decision. Written notice of the disposition of the claim shall be furnished to the claimant within a reasonable period of time, but not later than 90 days after receipt of the claim by the Claims Administrator, unless the Claims Administrator determines that special circumstances require an extension of time for processing the claim. If the Claims Administrator determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Claims Administrator expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original 90-day period. In no event shall such extension exceed a period of 90 days from the end of the initial 90-day period. If the claim is denied, the notice required pursuant to this Section 1(b) shall set forth the following: (i) the specific reason or reasons for the adverse determination; (ii) special reference to the specific Plan provisions upon which the determination is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s appeal procedure and the time limits applicable to an appeal, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
Section 2.
(a)Appeal Procedures. Every claimant shall have the right to appeal an adverse benefits determination to the Plan Administrator (including, but not limited to, whether the Participant’s Separation from Service was for Cause). Such an appeal may be accomplished by a written notice of appeal filed with the Plan Administrator within 60 days after receipt by the claimant of written notification of the adverse benefits determination. Claimants shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. Claimants will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, such relevance to be determined in accordance with Section 3, below. The appeal shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
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(b)Notice of Decision. Notice of a decision on appeal shall be furnished to the claimant within a reasonable period of time, but not later than 60 days after receipt of the appeal by the Plan Administrator unless the Plan Administrator determines that special circumstances (such as the need to hold a hearing if the Plan Administrator determines that a hearing is required) require an extension of time for processing the claim. If the Plan Administrator determines that an extension is required, written notice (including an explanation of the special circumstances requiring an extension and the date by which the Plan Administrator expects to render the benefits determination) shall be furnished to the claimant prior to the termination of the original 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial 60-day period. The notice required by the first sentence of this Section 2(b) shall be in writing, shall be set forth in a manner calculated to be understood by the claimant and, in the case of an adverse benefit determination, shall set forth the following: (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific Plan provisions upon which the determination is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, such relevance to be determined in accordance with Section 3 of this Exhibit E; and (iv) an explanation of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.
Section 3. Definition of Relevant. For purposes of this Section 3, a document, or other information shall be considered “relevant” to the claimant’s claim if such document, record or other information: (1) was relied upon in making the benefit determination; (2) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or (3) demonstrates compliance with the administrative processes and safeguards required pursuant to these claims procedures on making the benefit determination.
Section 4. Decisions Final; Procedures Mandatory. To the extent permitted by law, a decision on review or appeal shall be binding and conclusive upon all persons whomsoever. To the extent permitted by law, completion of the claims procedures described in this Section 4 shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan. The Plan Administrator may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.
Section 5. Time for Filing Legal or Equitable Action. Any legal or equitable action filed in connection with the Plan by a person claiming rights under the Plan must be commenced not later than the earlier of: (1) the shortest applicable statute of limitations provided by law; or (2) two (2) years following the date the written copy of the Plan Administrator’s decision on review is delivered to the claimant in accordance with Section 2(a) of this Exhibit E.
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